Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, Netherland, Sewell & Associates, Inc. hereby consents to the inclusion or incorporation by reference in the registration statements on Form S-8 (File No. 333-149190), Form S-3 (No. 333-159888), Form S-3/A (No. 333-153579) and Form S-4 (No. 333-171773), and the 2010 Annual Report on Form 10-K of BreitBurn Energy Partners L.P. of information from our firm’s reserve report dated January 25, 2011, entitled Estimates of Reserves and Future Revenue to the BreitBurn Operating L.P. Interest in Certain Oil and Gas Properties located in California, Florida and Wyoming as of December 31, 2010 and all references to our firm included in or made part of the BreitBurn Energy Partners L.P. 2010 Annual Report on Form 10-K.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By: /s/ J. Carter Henson, Jr., P.E.

J. Carter Henson, Jr., P.E.
Senior Vice President
Houston, Texas
March 9, 2011